EXHIBIT 23.6

              [LETTERHEAD OF FOX-PITT, KELTON INC.]


                          May 18, 1998



Upper Valley Bancorp, Inc.
128 Lackawanna Avenue
Olyphant, PA  18447

Ladies and Gentlemen:

     We hereby consent to the use of our written opinion letter dated as of the date of this Joint Proxy Statement - Prospectus to the Board of Directors of Upper Valley Bancorp, Inc. included as Annex E to the Joint Proxy Statement - Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Upper Valley Bancorp, Inc. with an into The First Jermyn Corp. and to the references in such opinion, to our October 15, 1997 oral and written opinion provided to the Board of Directors of Upper Valley Bancorp, Inc. and to this firm in the Joint Proxy Statement - Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statements within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              /s/ Fox-Pitt, Kelton Inc.

                              FOX-PITT, KELTON INC.